EXHIBIT 1
Transactions in the Common Stock of the Issuer by Reporting Persons During the Past 60 Days:
Date	Buy/Sell	Security	Approximate Price Per Share or Option, as Applicable[1]	Number of Shares Bought/(Sold) or Underlying Options

09/02/2025	BUY	Class A-I Common Stock	$21.46	186,427.170

1 Excluding any brokerage fees.